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--------                                  UNITED STATES SECURITIES AND EXCHANGE COMMISSION             -----------------------------
 FORM 4                                                WASHINGTON, D.C. 20549                                   OMB APPROVAL
--------                                                                                               -----------------------------
/ / CHECK THIS BOX IF NO                    STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                OMB NUMBER:       3235-0287
    LONGER SUBJECT TO                                                                                   EXPIRES:   DECEMBER 31, 2001
    SECTION 16.  FORM 4 OR    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,   ESTIMATED AVERAGE BURDEN
    FORM 5 OBLIGATIONS MAY       Section 17(a) of the Public Utility Holding Company Act of 1935 or     HOURS PER RESPONSE .... 0.5
    CONTINUE.  SEE                       Section 30(f) of the Investment Company Act of 1940           -----------------------------
    INSTRUCTION 1(b).
(Print or Type Responses)
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
1. Name and Address of Reporting Person*     2. Issuer Name AND Ticker or Trading Symbol     6. Relationship of Reporting Person(s)
                                                                                                 to Issuer (Check all applicable)
                                                                                                    Director           X 10% Owner
PYRAMID TRADING LIMITED PARTNERSHIP             PRINTWARE, INC. (NASDAQ:  PRTW)                 ----                 ----
---------------------------------------------------------------------------------------------       Officer (give        Other
    (Last)        (First)        (Middle)    3. IRS or Social Security  4. Statement for       ----          title  ---- (specify
                                                Number of Reporting        Month/Year                        below)       below
                                                Person (Voluntary)                            -----------------  ------------------
111 WEST JACKSON BLVD., 20TH FLOOR                                        JANUARY, 2002
--------------------------------------------                            --------------------- 7. Individual or Joint/Group Filing
                  (Street)                                              5. If Amendment,          (Check Applicable Line)
                                                   36-3723624              Date of Original   ___Form filed by One Reporting Person
                                                                           (Month/Year)        X Form filed by More than One
   CHICAGO,         IL              60604                                                     -- Reporting Person
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    (City)       (State)            (Zip)        TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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1. Title of Security               2. Trans-   3. Trans-     4. Securities Acquired (A)    5. Amount of     6. Owner-   7. Nature
   (Instr. 3)                         action      action        or Disposed of (D)            Securities       ship        of In-
                                      Date        Code          (Instr. 3, 4 and 5)           Beneficially     Form:       direct
                                                  (Instr. 8)                                  Owned at         Direct      Bene-
                                     (Month/                                                  End of           (D) or      ficial
                                      Day/     -------------------------------------------    Month            Indirect    Owner-
                                      Year)                               (A) or                               (I)         ship
                                                Code    V       Amount    (D)     Price       (Instr. 3        (Instr. 4) (Instr. 4)
                                                                                              and 4)
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Common Stock (1)                     1/4/02      P                500      A       2.35                             D
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Common Stock (1)                    1/24/02      P              4,000      A       2.70                             D
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                                                                                               461,300
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FORM 4 (CONTINUED)          TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                   (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative Security     2. Conver-   3. Trans-   4. Transac-   5. Number of Deriv-      6. Date Exer-
   (Instr. 3)                          sion or      action      tion Code     ative Securities Ac-     cisable and Ex-
                                       Exercise     Date        (Instr. 8)    quired (A) or Dis-       piration Date
                                       Price of    (Month/                    posed of (D)             (Month/Day/
                                       Deriv-       Day/                      (Instr. 3, 4, and 5)     Year)
                                       ative        Year)
                                       Security

                                                                                                    --------------------

                                                                                                     Date      Expira-
                                                             --------------------------------------  Exer-     tion
                                                                                                     cisable   Date
                                                              Code    V        (A)        (D)
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Not Applicable
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7. Title and Amount of Under-       8. Price   9. Number     10. Owner-     11. Nature
   lying Securities                    of         of Deriv-      ship           of In-
   (Instr. 3 and 4)                    Deriv-     ative          Form           direct
                                       ative      Securi-        of De-         Bene-
                                       Secur-     ties           rivative       ficial
                                       ity        Bene-          Secu-          Own-
                                       (Instr.    ficially       rity:          ership
                                       5)         Owned          Direct         (Instr. 4)
                                                  at End         (D) or
                     Amount or                    of             Indi-
       Title         Number of                    Month          rect (I)
                     Shares                       (Instr. 4)     (Instr. 4)
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Explanation of Responses:

(1) All of these securities are owned solely by Pyramid Trading Limited Partnership.  Oakmont Investments, L.L.C., as the General
Partner of Pyramid Trading Limited Partnership, is an indirect beneficial owner of these securities under Rule 16a-1.  Daniel
Asher, as the manager of Oakmont Investments, L.L.C., which is the General Partner of Pyramid Trading Limited Partnership, is
also an indirect beneficial owner of these securities under Rule 16a-1.

                                                                                      PYRAMID TRADING LIMITED PARTNERSHIP

                                                                                   /s/ DANIEL ASHER                      2/11/02
                                                                                  -----------------------------------  -----------
**Intentional misstatements or omissions of facts constitute                        Daniel Asher, Manager,                Date
  Federal Criminal Violations.  SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).           Oakmont Investments, L.L.C.,
                                                                                    the General Partner of Pyramid
Note: File three copies of this Form, one of which must be manually signed.         Trading Limited Partnership
      If space is insufficient, SEE Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
                                                                                                                       Page 2 of 4

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
                            JOINT FILER INFORMATION


NAME:                       Oakmont Investments, LLC

ADDRESS:                    111 West Jackson Blvd., 20th Floor, Chicago, Illinois  60604

DESIGNATED FILER:           Pyramid Trading Limited Partnership

ISSUER & TICKER SYMBOL:     Printware Inc.  (NASDAQ: PRTW)

STATEMENT FOR MONTH/YEAR:   January, 2002


                            OAKMONT INVESTMENTS, LLC

        SIGNATURE:       By:     /s/  DANIEL ASHER
                                 -----------------------
                                 Daniel Asher, Manager

                                                                                Page 3 of 4

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


                            JOINT FILER INFORMATION

NAME:                       Daniel Asher

ADDRESS:                    111 West Jackson Blvd., 20th Floor, Chicago, Illinois  60604

DESIGNATED FILER:           Pyramid Trading Limited Partnership

ISSUER & TICKER SYMBOL:     Printware Inc.  (NASDAQ: PRTW)

STATEMENT FOR MONTH/YEAR:   January, 2002


        SIGNATURE:       By:     /s/  DANIEL ASHER
                                 -----------------------
                                 Daniel Asher

                                                                                Page 4 of 4
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